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                                                                Exhibit 10.17


                                   ARIBA, INC.
                              1565 CHARLESTON ROAD
                         MOUNTAIN VIEW, CALIFORNIA 94043


                                November 22, 2000



Mr. Robert Calderoni
19753 Minocqua Court
Saratoga, CA  95070


Dear Bob:

                  Ariba, Inc. is pleased to offer you employment on the following terms:

                  1. POSITION. You will start in a full-time position as Executive Vice President and Chief Financial Officer. You will report to the Chief Executive Officer. By signing this letter, you confirm to Ariba that you are under no contractual or other legal obligations that would prohibit you from performing your duties for Ariba.

                  2. COMPENSATION AND EMPLOYEE BENEFITS. You will be paid a starting salary at the rate of $300,000 per annum, payable in accordance with Ariba's standard payroll schedule. As a regular employee of Ariba you will be eligible to participate in a number of Company-sponsored benefits. You shall be eligible to be considered for an annual incentive bonus (pro-rated on a fiscal year basis) with a target amount equal to $300,000 each fiscal year. Such bonus (if any) shall be awarded in the reasonable discretion of the Compensation Committee of the Board based on reasonable objective or subjective criteria established in advance by the Committee.

You will be provided with benefit choices, including medical, dental, vision, life and disability insurance coverage for you and your dependents, as well as participation in the 401(k) and Employee Stock Purchase Plans. The provisions of these and other benefits offered by Ariba are explained more fully in the Employee Benefits Summary which you will be receiving shortly.

                  3. STOCK OPTIONS. Subject to the approval of Ariba's Compensation Committee, you will be granted an option to purchase 875,000 shares of Ariba's Common Stock (the "First Option"). The exercise price per share will be equal to the fair market value per share on the date the First Option is granted or on your first day of employment, whichever is later. The First Option will be subject to terms and conditions substantially similar to those applicable to options granted under Ariba's 1999 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement. The First Option will become exercisable for 25% of the First Option shares after 12 months of continuous service and the balance in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.



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Mr. Robert Calderoni
November 22, 2000
Page 2


Subject to the discretion of Ariba's Compensation Committee, you will be granted an option to purchase 100,000 shares of Ariba Common Stock (the "Second Option") at a future date. The exercise price per share will be equal to the fair market value per share on the date the Second Option is granted. The Second Option will be subject to terms and conditions substantially similar to those applicable to options granted under Ariba's 1999 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement. However, the Second Option may vest on an accelerated basis if so determined by the Compensation Committee on the date of grant.

                  4. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. You will be required to sign the Ariba Employee Agreement. In this document you will be asked to agree to the following: 1) to hold Ariba's proprietary information confidential during and after employment; 2) that you have not brought any former employer's proprietary information or any of their clients' proprietary information with you; and 3) that you will agree to assign to Ariba any patentable inventions that you created through your work with Ariba.

                  5. EMPLOYMENT RELATIONSHIP. Employment with Ariba is for no specific period of time. Your employment with Ariba will be "at will," meaning that either you or Ariba may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Ariba on this term. Although your job duties, title, compensation and benefits, as well as Ariba's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of Ariba.

                  6. OUTSIDE ACTIVITIES. While you render services to Ariba, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of Ariba. While you render services to Ariba, you also will not assist any person or entity in competing with Ariba, in preparing to compete with Ariba or in hiring any employees or consultants of Ariba. Notwithstanding the foregoing, you may engage in charitable activities, maintain academic affiliations, board memberships, and related activities all with a view toward maintaining and advancing your professional and community relationships to the benefit of Ariba, so long as such activities do not interfere with your performance of responsibilities to Ariba. You are specifically permitted to perform reasonable services for your former employer to assist with the transition of your successor.

                  7. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

                  8. ENTIRE AGREEMENT. This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and Ariba regarding the subject matter described in this letter.



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Mr. Robert Calderoni
November 22, 2000
Page 3


                  We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Agreement and returning them to me. As required by law, your employment with Ariba is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

                  We look forward to having you join us on November 22, 2000.

                  If you have any questions, please call me at (650) 930-6200.

                                                 Very truly yours,

                                                 ARIBA, INC.

                                                 /s/ KEITH KRACH

                                                 By:  Keith Krach
                                                 Title:  Chairman & CEO



I have read and accept this employment offer:


                  /s/ ROBERT M. CALDERONI
----------------------------------------------------
                     Signature of Robert Calderoni

Dated:            11/22/00
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ATTACHMENT
Exhibit A:  Employee Agreement